Exhibit 23.3

Ankura Consulting Group, LLC Consent

Regarding the Registration Statement on Form S-8 for DowDuPont Inc. relating to The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan, The Dow Chemical Company Amended and Restated 1988 Award and Option Plan and The Dow Chemical Company Employees’ Savings Plan (the “Registration Statement”), Ankura Consulting Group, LLC (“Ankura”) hereby consents to the incorporation by reference in the Registration Statement of the use of Ankura’s name and the reference to Ankura’s reports appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2016.

 /s/ B. Thomas Florence

 B. Thomas Florence

 Senior Managing Director

 Ankura Consulting Group, LLC

 September 1, 2017